Exhibit 10.2

Execution Version

Schedules have been omitted from this exhibit because such schedules are (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

SECOND AMENDMENT TO PMPA FRANCHISE AGREEMENT

THIS SECOND AMENDMENT TO PMPA FRANCHISE AGREEMENT (the “Amendment”) is made effective as of January 1, 2019 (and shall be retroactive to January 1, 2019, even if actually executed and delivered on a later date), between Lehigh Gas Wholesale LLC (“Distributor”), Lehigh Gas-Ohio, LLC, now known as Dunne Manning Stores LLC (together with its affiliates, “DMS”), and Dunne Manning Wholesale LLC (“DMW,” and together with DMS, “Franchise Dealer”). Distributor and Franchise Dealer are hereinafter referred to individually as a “Party” and collectively as “Parties”. Capitalized terms not defined herein are used as defined in the Agreement.

WHEREAS, DMS and Distributor entered into a PMPA Franchise Agreement, effective as of October 30, 2012, which was amended as of October 1, 2014, and as of June 9, 2017 to add DMW as a Party (as amended, the “Agreement”); and

WHEREAS, Franchise Dealer and Distributor now desire to amend certain provisions of the Agreement as set forth more fully below;

NOW THEREFORE, incorporating the foregoing recitals, and in consideration of the promises contained herein, and the mutual benefits to be derived therefrom, the receipt and legal sufficiency of which are acknowledged, the Parties hereby agree as follows:

1.	Marketing Premises. The Agreement shall apply to the Marketing Premises set forth in the revised “Exhibit A” attached hereto.

2.	Prices. Exhibit B of the Agreement, setting forth the price per gallon to be paid by Franchise Dealer, is hereby revised and restated in its entirety, in the “Exhibit B” attached hereto.

3.

Hauling and Fuel Run-Outs. Notwithstanding any provision of the Agreement (including, without limitation, Section 2.5 or Section 2.10 thereof) to the contrary, the terms and conditions stated on Exhibit C hereto (the “Hauling Schedule”) shall be incorporated into the Agreement as of the date of this Amendment. To the extent of any conflict between the Hauling Schedule and any other term of the Agreement, the Hauling Schedule shall prevail.

4.

DMS Marks. Simultaneously with the execution and delivery of this Amendment, Distributor is assigning to Franchise Dealer the “Rocky Top Markets”, “Zoomerz”, “Joe’s Kwik Mart”, and “Uni-Mart” trademarks (together with any associated trademarks, service marks, trade names, brand names, trade dress, logos, color patterns, color or design schemes, insignia, image standards, or other brand identifications, the “DMS Marks”), upon the terms and conditions of a Trademark Assignment Agreement, the form of which is attached as Exhibit D hereto. Accordingly, the DMS Marks do not constitute Proprietary Marks as that term is used in the Agreement. For the avoidance of doubt, in the event that the Agreement is terminated as to one or more of the Marketing Premises at which one of the DMS Marks is being used by DMS, the Parties agree that dealer other than DMS shall not continue to use the DMS Marks in the operation of business at the Marketing Premises without the prior written consent of DMS.

5.

Branding. Notwithstanding any provision of the Agreement to the contrary, Distributor shall provide ninety (90) days’ written notice to Franchise Dealer before substituting one Branded Supplier for another (or substituting the branding identification and other Proprietary Marks associated with such Branded Supplier) as it relates to the Products currently marketed by Franchise Dealer at each particular Marketing Premises location. In such notice, Distributor shall identify which Branded Supplier Distributor intends to substitute at each of the affected Marketing Premises. If Distributor intends to change any of the Marketing Premises’ Branded Supplier to any fuel supplier other than ExxonMobil, Shell, or BP, Franchise Dealer shall have the option, within thirty (30) days of receiving notice, to terminate the Master Lease agreement and the Agreement as it relates to those Marketing Premises without implicating Franchise Dealer’s rights to sever leased premises under Section 23 of the Master Lease. Any such termination will be effective not less than one hundred eighty (180) days after Franchise Dealer provides notice of its intent to terminate.

6.

Except as provided herein, nothing herein shall in any way modify or affect any terms, conditions, rights, or obligations set forth in the Agreement. If a conflict between this Amendment and the Agreement exists, the terms of this Amendment shall control. The Parties also agree that this Amendment shall not, except as specified in this Amendment, affect any claims or defenses they may have under the Agreement, and shall not operate to revive any claim. Nothing in this Amendment constitutes an admission for any purpose, nor is the Amendment admissible in evidence in any proceeding other than a proceeding to enforce this Amendment or the Agreement.

7.	This Amendment may be executed in one or more original or facsimile counterparts, each of which shall be deemed an original, but also which together will constitute one and the same instrument.

8.

All notices required or permitted to be given or made pursuant to this Amendment or the Agreement shall be deemed to have been duly given or made if delivered personally, or sent overnight courier delivery or by telecopy or similar facsimile transmission (and confirmed in writing thereafter), or mailed by prepaid registered or certified mail, return receipt requested, to the other Party at the respective address set for the below (or to such other address as a Party shall designate for itself by written notice given or made in accordance herewith):

If to Distributor:

600 Hamilton Street, Suite 500

Allentown, PA 18101

Attn: Director of Dealer Support

If to Franchise Dealer:

Dunne Manning Stores LLC

645 Hamilton Street, Suite 500

Allentown, PA 18101 Attn: President

9.

This Amendment shall be construed and enforced in accordance with the internal laws of the State or Commonwealth where each of the Marketing Premises is located without regard to its conflict of law provisions.

10.	No provision of this Amendment shall be interpreted for or against any Party because that Party or its legal representative participated in the drafting of such provision.

11.	This Amendment shall be binding upon, and shall insure to the benefit of the successors and assigns of the Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Distributor and Franchise Dealer have caused this Second Amendment to be executed as of the day and year first above written.

DISTRIBUTOR:

LEHIGH GAS WHOLESALE LLC

By: _/s/ Gerardo Valencia________________

Name: Gerardo Valencia

Title: President

FRANCHISE DEALER:

DUNNE MANNING STORES LLC

By: _/s/ Charles Nifong__________________

Name: Charles Nifong

Title: President

DUNNE MANNING WHOLESALE LLC

By: /s/ Dave Hrinak____________________

Name: Dave Hrinak

Title: President